EXHIBIT 99.1

Contact:

Paul Audet

212-409-3555

invrel@blackrock.com

BlackRock, Inc. Reports 13% Increase in Assets Under Management to $309.4 Billion;

Fourth Quarter and Full Year Diluted E.P.S. Increases

21% and 16%, Respectively, to $0.63 and $2.36;

Board Approves New Stock Repurchase Program

New York, January 21, 2004 – BlackRock, Inc. (NYSE:BLK) today reported net income for the fourth quarter ended December 31, 2003 of $41.4 million, a 22% increase compared with $33.8 million earned in the fourth quarter of 2002 and a 3% increase compared with $40.1 million earned in the third quarter of 2003. Diluted earnings per share for the fourth quarter were $0.63, a 21% increase compared with $0.52 for the fourth quarter of 2002 and a 3% increase compared with $0.61 for the third quarter of 2003. Operating income of $61.8 million for the fourth quarter of 2003 increased $6.8 million, or 12%, compared to the fourth quarter of 2002 and $4.1 million, or 7%, compared to the third quarter of 2003.

Net income for the year ended December 31, 2003 was $155.4 million, a 17% increase compared with $133.2 million earned in 2002. Diluted earnings per share for the year ended December 31, 2003 were $2.36, a 16% increase compared with $2.04 for the year ended December 31, 2002. Operating income for the year ended December 31, 2003 was $228.3 million, a $13.1 million, or 6%, increase compared with $215.1 million earned in 2002.

Assets under management (“AUM”) were up $15.9 billion during the quarter and $36.5 billion for the year to $309.4 billion, a 5% increase from the $293.5 billion reported at September 30, 2003 and a 13% increase from the $272.8 billion reported at December 31, 2002. New business during the quarter totaled $11.7 billion, with positive results in all distribution channels. For the full year, net new business was $22.5 billion, with $26.7 billion of inflows in long-dated assets overwhelming $4.2 billion of outflows in liquidity products. In addition, new business in BlackRock Solutions was very strong, driving an increase of more than 15% in revenue year-over-year.

“BlackRock achieved exceptional results in 2003, particularly in light of the headwinds we faced throughout the year, including anticipated outflows in liquidity assets, lower performance fees, and increased costs associated with industry-wide accounting and regulatory matters,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We overcame these challenges with strong new business results in fixed income and alternatives and, I’m very happy to report, positive net flows in domestic equities. BlackRock Solutions had a terrific year as well, reflecting broad-based investor focus on operational and risk management. Importantly, we also delivered competitive investment performance in most products and the quality of our client service effort continues to differentiate the firm. Our success in 2003 can only be attributed to the hard work and dedication of our people. The quality of our team and their ongoing commitment to our clients gives me confidence in our ability to capitalize on our momentum and further expand BlackRock’s platform in 2004.”

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

Fourth Quarter and Full Year Highlights

❖	Fixed income assets increased $13.0 billion during the quarter and $38.8 billion for the year to $214.4 billion. Net new business totaled $10.8 billion during the quarter and $28.4 billion throughout the year, with positive inflows in every product category and from every client channel in both periods. While we continued to attract assets in our flagship core bond products, $11.9 billion of net inflows in targeted duration accounts and $5.6 billion of net new business in global bonds during the year contributed to greater diversification of our product mix.

❖	Liquidity assets ended the year at $74.3 billion, with net inflows of $2.2 billion from domestic institutional investors and $860 million of outflows in retail and international liquidity products during the quarter. Year-over-year, liquidity assets declined $4.2 billion or 5%, including $3.5 billion of inflows in security lending accounts and $7.7 billion of net outflows in all other products. As anticipated, $6.6 billion of outflows in institutional money market funds partially reversed the $14.3 billion of inflows that followed the Fed’s rate cut in November 2002. While liquidity flows are expected to remain volatile, our domestic institutional market position held steady in 2003 and we will seek to expand our market share in 2004.

❖	Total equity assets were up $1.3 billion during the quarter and $257 million for the full year, ending at $13.7 billion. During the quarter, we recorded net new business in domestic equities of $557 million. For the year, new business of $860 million in external channels was overshadowed by $759 million of outflows from PNC-related clients. International equities continued to struggle, with $1.2 billion of outflows during the quarter bringing the total for the year to $3.4 billion. Momentum in domestic equities accelerated throughout the year, and we believe we will have the opportunity to more broadly market these products in 2004. We have also made additional investments in our international equity effort and are hopeful that performance will stabilize and return to historical levels.

❖	Alternative investment AUM increased $258 million during the quarter and $1.7 billion during the year to $6.9 billion. We have expanded our alternative product offerings, adding our equity hedge fund, Cyllenius, in the fourth quarter of 2002 and, in 2003, introducing a municipal bond hedge fund in the first quarter, launching our fund of funds effort in the second quarter, and issuing a new collateralized debt obligation in the third quarter. These initiatives helped bring our total new business for the year to $1.5 billion, including $237 million in the fourth quarter.

❖	While our distribution effort demonstrated strength broadly, growth was most notable in our insurance effort, which attracted $3.6 billion and $13.0 billion of net new business during the fourth quarter and full year, respectively. Net inflows from domestic tax-exempt investors totaled $3.6 billion for the quarter and $7.0 billion for the year, as pension plan rebalancing out of bonds abated and BlackRock benefited from contributions to defined benefit plans. We also had strong new business results during the year among non-U.S. clients and mutual fund investors, including net inflows of $2.1 billion from international institutions (excluding insurance companies) and $3.5 billion in long-dated closed-end and open-end mutual funds.

❖	BlackRock Solutions revenue increased by more than 15% year-over-year as a result of strong new business efforts. In total, we added sixteen new risk management, investment accounting and system outsourcing assignments during the year, including two new assignments during the quarter. We completed two system implementations and one additional implementation is in process. New business during the year included six risk management relationships and one investment accounting client. Discussions are ongoing with several potential clients and we are optimistic that we will be able to capitalize on some of these opportunities during the first quarter of 2004.

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

❖	At year end 2003, we took steps to further enhance the continuity of our team by granting previously unallocated awards in our 2002 Long Term Retention and Incentive Program to a broader universe of key employees and by introducing the use of restricted stock as a form of compensation. The restricted stock awards, which consisted of approximately 191,000 shares that vest ratably over four years, represented as much as 30% of total compensation for senior executives. At the same time, we discontinued the regular use of incentive stock option awards. Taken together, we believe these actions enhance our ability to retain key professionals and maintain appropriate alignment with the interests of our clients and shareholders.

❖	As more fully discussed below, our Board has authorized a 2 million share stock buy-back program, which includes a repurchase of shares owned by members of BlackRock’s Management Committee, to maintain relative stability in the publicly-traded float of BlackRock’s stock.

❖	We entered 2004 with strong momentum supported by competitive investment performance in most products and a growing presence among investors worldwide. Liquidity assets, which are expected to exhibit continued volatility, are up more than $4.0 billion in January. In addition, our pipeline is as robust as ever, with approximately $800 million of wins funded since year-end, over $6.0 billion of wins to be funded and nearly 400 searches in process across products. The level of inquiry regarding BlackRock Solutions also remains high, suggesting strong potential for additional risk management and system-related assignments in 2004. We also announced earlier this month that former Under-Secretary of the U.S. Treasury Peter Fisher joined BlackRock to focus on leveraging our investment and risk management capabilities, together with his expertise, to enhance our balance sheet advisory services. His addition and ongoing investments throughout the firm reflect our continuing commitment to more fully serve our existing and prospective clients and, thereby, enhance and expand BlackRock’s platform.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). The Interpretation revised previous guidance issued by the FASB, which BlackRock adopted on July 1, 2003, requiring BlackRock to consolidate six collateralized debt obligations (“CDOs”). Under the guidance set forth in FIN 46R, the Company’s management has concluded that BlackRock is not the primary beneficiary of these CDOs and, therefore, has adjusted previously issued financial results to reflect the deconsolidation of the CDOs at December 31, 2003. Certain reclassifications were made to BlackRock’s third quarter 2003 results to conform to the current financial statement presentation. The impact of the deconsolidation of the CDOs was immaterial to BlackRock’s results of operations for the three months ended September 30, 2003.

As previously disclosed, BlackRock has received subpoenas from the New York State Attorney General and the Secretary of the Commonwealth of Massachusetts and various information requests from the Securities and Exchange Commission in connection with industry-wide investigations of mutual fund matters. BlackRock is continuing to cooperate fully in these matters, and has incurred or reserved approximately $4 million to cover the currently estimated aggregate costs in connection with these regulatory matters.

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

Total revenue for the quarter ended December 31, 2003 increased $24.2 million, or 18%, to $161.2 million compared to $137.0 million for the quarter ended December 31, 2002. Separate account revenue increased by $13.3 million, or 19%, mutual funds revenue increased by $6.2 million, or 12%, and other income increased by $4.6 million, or 30%, compared with the quarter ended December 31, 2002. The increase in separate account revenue primarily consisted of a $12.4 million, or 18%, increase in separate account base fees driven by a $39.0 billion, or 21%, increase in AUM, concentrated in fixed income mandates. Mutual fund revenue increased primarily due to new closed-end fund launches in 2003, which generated $2.5 billion of additional AUM. Other income increased primarily due to strong sales in BlackRock Solutions products and services.

	Three months ended			Variance vs.
	December 31,		September 30, 2003	December 31, 2002		September 30, 2003
	2003	2002		Amount	%	Amount	%
(Dollar amounts in thousands)

Mutual funds revenue

BlackRock Funds	$18,865	$16,862	$17,255	$2,003	11.9%	$1,610	9.3%

Closed-end Funds	15,804	11,442	13,267	4,362	38.1	2,537	19.1

BPIF	21,486	21,674	21,694	(188)	(0.9)	(208)	(1.0)

STIF	263	232	266	31	13.4	(3)	(1.1)

Total mutual funds revenue	56,418	50,210	52,482	6,208	12.4	3,936	7.5

Separate accounts revenue

Separate accounts base fees	83,059	70,648	78,152	12,411	17.6	4,907	6.3

Separate accounts performance fees	1,800	883	2,403	917	103.9	(603)	(25.1)

Total separate accounts revenue	84,859	71,531	80,555	13,328	18.6	4,304	5.3

Total investment advisory and administration fees	141,277	121,741	133,037	19,536	16.0	8,240	6.2

Other income	19,934	15,296	17,307	4,638	30.3	2,627	15.2

Total revenue	$161,211	$137,037	$150,344	$24,174	17.6%	$10,867	7.2%

Revenue growth from third quarter 2003 largely reflects an increase in separate account AUM of $12.7 billion or 6%, the successful offering of new closed-end funds during the third and fourth quarters of 2003, which generated $2.0 billion in AUM, and increased sales of BlackRock Solutions products and services.

Total revenue for the year ended December 31, 2003 increased $21.2 million, or 4%, to $598.2 million compared to $577.0 million during the year ended December 31, 2002. Increases in separate account base fees of $47.4 million, or 18%, and other income of $11.7 million, or 20%, were partially offset by

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

decreases of $31.8 million, or 78%, in separate account performance fees and $6.1 million, or 3%, in mutual funds revenue. The growth in separate account base fees was primarily attributable to an increase in assets under management of $39.0 billion, or 21%. The decline in separate account performance fees was attributable to a decrease in performance fees earned on BlackRock’s fixed income hedge fund which, as previously disclosed, cannot earn additional performance fees until investment performance exceeds the high water mark. The decrease in mutual funds revenue consists of decreases in BlackRock Funds revenue and BPIF revenue of $14.3 million and $3.1 million, respectively, partially offset by an $11.1 million increase in closed-end fund revenue. The decline in BlackRock Funds revenue reflects 2002 market depreciation and a reduction of PNC-related fees by $18.4 million associated with 2003 net redemptions of $2.0 billion, which offset higher revenues attributable to $1.4 billion of third party net sales. The decline in BPIF revenue was due primarily to a $1.3 billion decrease in average AUM in 2003 compared with 2002 and $1.8 million related to a rebate of Securities and Exchange Commission (“SEC”) registration fees in 2002. Other income increased primarily due to strong sales of BlackRock Solutions products and services.

	Year ended December 31,		Variance
	2003	2002	Amount	%
(Dollar amounts in thousands)

Mutual funds revenue

BlackRock Funds	$69,361	$83,647	$(14,286)	(17.1%)

Closed-end Funds	52,685	41,591	11,094	26.7

BPIF	83,035	86,115	(3,080)	(3.6)

STIF	1,055	861	194	22.5

Total mutual funds revenue	206,136	212,214	(6,078)	(2.9)

Separate accounts revenue

Separate accounts base fees	313,681	266,252	47,429	17.8

Separate accounts performance fees	8,875	40,699	(31,824)	(78.2)

Total separate accounts revenue	322,556	306,951	15,605	5.1

Total investment advisory and administration fees	528,692	519,165	9,527	1.8

Other income	69,520	57,812	11,708	20.3

Total revenue	$598,212	$576,977	$21,235	3.7%

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

Total expenses for the quarter ended December 31, 2003 increased $17.4 million, or 21%, to $99.5 million compared to $82.0 million during the quarter ended December 31, 2002. The increase in total expenses during the quarter reflects increases of $9.5 million in general and administration expense, $6.5 million in employee compensation and benefits and $1.4 million in fund administration and servicing costs. The increase in general and administration expense primarily reflects $4.3 million in professional services and other costs incurred or reserved in connection with governmental investigations of the mutual fund industry and implementation of FIN 46R, increased marketing and promotional costs of $2.7 million primarily attributable to new closed-end fund launches, $0.8 million in occupancy costs due to rent escalations and property tax increases, a $0.5 million rise in PNC inter-company costs and higher insurance premiums of $0.4 million. The rise in employee compensation and benefits primarily reflects increased salary and incentive compensation expense, which was partially reduced by a $2.2 million reversal of deferred compensation expense. Fund administration and servicing costs increased $1.4 million during the fourth quarter of 2003 due to $1.3 million in BlackRock Funds sub-accounting fees that will not reappear in 2004 and a $1.1 million rise in third party servicing costs associated with closed-end fund launches, partially offset by a $1.0 million decline in affiliated costs due to a decline in PNC-related assets.

	Three months ended			Variance vs.
	December 31,		September 30, 2003	December 31, 2002		September 30, 2003
	2003	2002		Amount	%	Amount	%
(Dollar amounts in thousands)

General and administration expense:

Marketing and promotional	$7,372	$4,633	$7,303	$2,739	59.1%	$69	0.9%

Occupancy	5,422	4,621	5,598	801	17.3	(176)	(3.1)

Technology	4,853	4,488	4,271	365	8.1	582	13.6

Other general and administration	13,442	7,847	8,497	5,595	71.3	4,945	58.2

Total general and administration expense	$31,089	$21,589	$25,669	$9,500	44.0%	$5,420	21.1%

The $4.9 million increase in other general and administration expense from the third quarter 2003 was largely attributable to a $3.9 million rise in professional services and other costs incurred or reserved in connection with governmental investigations of the mutual fund industry and $0.7 million in foreign currency losses.

Total expenses for the year ended December 31, 2003 increased $8.1 million, or 2%, to $369.9 million compared to $361.8 million during the year ended December 31, 2002. The increase was attributable to an $18.7 million, or 21%, increase in general and administration expense that was partially offset by decreases of $9.0 million in fund administration costs and $1.7 million in employee compensation and benefits. The rise in general and administration expense was primarily attributable to the following increases: $5.7 million in marketing and promotional costs to support new closed-end fund launches and general business growth, $2.8 million in occupancy costs related to the completion of BlackRock’s new headquarters facility in mid-2002, $4.8 million in professional services and other costs incurred or reserved in connection with governmental investigations of the mutual fund industry and

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

implementation of FIN 46R, $1.8 million in foreign currency expense due to the decline in the U.S. dollar, $1.5 million in market data services and $1.3 million in corporate insurance premiums. The decrease in fund administration and servicing costs reflects a $13.4 million decrease in affiliated expense attributable to a decline in PNC-related AUM which more than offset a $4.3 million increase in third-party servicing costs that includes $3.3 million of recurring expense associated with new closed-end fund offerings. Employee compensation and benefits decreased $1.7 million due to a decrease of $13.2 million in incentive compensation as a result of the substantial decrease in performance fees partially offset by increases of $6.8 million in salaries and benefits due to staff growth and $4.6 million in appreciation on Rabbi trust assets associated with BlackRock’s deferred compensation plans.

	Year ended December 31,		Variance
	2003	2002	Amount	%
(Dollar amounts in thousands)

General and administration expense:

Marketing and promotional	$28,052	$22,379	$5,673	25.3%

Occupancy	22,033	19,263	2,770	14.4

Technology	17,613	17,822	(209)	(1.2)

Other general and administration	39,635	29,137	10,498	36.0

Total general and administration expense	$107,333	$88,601	$18,732	21.1%

Operating income growth for the fourth quarter and full year 2003 would have approximated 16% and 9%, respectively, after adjusting for Rabbi Trust investment returns, a fourth quarter reversal of deferred compensation expense and costs associated with implementation of FIN 46R and investigations of the mutual fund industry.

Non-operating income for the three months ended December 31, 2003 increased $3.4 million largely due to the recognition of $2.8 million in securities losses in 2002 as compared to realizing $0.7 million of gains in the fourth quarter of 2003. Non-operating income for the year ended December 31, 2003 increased $13.8 million compared with the year ended December 31, 2002 due to increased appreciation on Rabbi trust assets associated with BlackRock’s deferred compensation plans totaling $4.7 million, $4.1 million of increased interest and dividend income on higher levels of corporate investments, the recognition of impairment losses approximating $4.0 million on the Company’s CDO and mutual fund investments and $2.0 million in gains on seed equity trading investments for new quantitative equity strategies.

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

Share Repurchase Program

BlackRock’s Board of Directors has approved a new 2 million share repurchase program. BlackRock may make the repurchases from time to time as market conditions warrant in open market or privately negotiated transactions. Except as highlighted below, the amount of shares repurchased and the timing of the repurchases will be at the discretion of BlackRock’s management. Repurchases through December 31, 2003 under the previous repurchase program authorizations totaled approximately 1,690,000 shares at a total cost of $76.9 million. During the fourth quarter of 2003, the Company acquired approximately 387,300 shares at a total cost of $19.4 million. The authority to purchase 310,000 shares remaining available under the pre-existing repurchase program has been terminated effective with the new authorization. Repurchased shares will be available for general corporate purposes including the funding of various employee benefit and compensation plans.

In conjunction with authorizing the new share repurchase program, the Board also approved a senior management stock buy-back that authorizes BlackRock to purchase management shares through the repurchase program. The senior management buy-back is designed to ensure that personal asset management, estate planning and tax planning by members of the firm’s management committee is carried out in a manner consistent with the best interests of the Company. Shares repurchased by the Company under the senior management buy-back will reduce the number of shares available for repurchase under the new 2 million share repurchase program. The shares will be repurchased at the average daily closing price for the five trading days ending January 28, 2004. In total, eligible participants have elected to sell 690,575 shares, representing 5.4% of the total holdings (defined as vested and unvested stock and stock options and, subject to satisfaction of performance goals, shares issuable under the Company’s Long-Term Retention and Incentive Plan) of senior management (8.3% of vested stock and stock options). Among the eligible participants, Laurence D. Fink, CEO, is selling 250,000 shares; Ralph L. Schlosstein, President, is selling 100,000 shares; Robert S. Kapito, Vice Chairman, is selling 50,000 shares and Paul L. Audet, CFO, is selling 25,000 shares. In all cases, the sales by these executives represent less than 10% of their total holdings.

The Board of Directors also decided to review BlackRock’s dividend policy annually at its regularly scheduled February meeting.

Outlook

Based on current conditions, which assumes no significant changes in economic activity, interest rates or new business momentum, management expects full year and first quarter 2004 diluted earnings per share to be in a range of $2.70–$2.90 and $0.66–$0.68, respectively.

About BlackRock

BlackRock is one of the largest publicly traded investment management firms in the United States with $309 billion of assets under management as of December 31, 2003. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management and investment system services to a growing number of institutional investors under the BlackRock Solutions name. Clients are served from the Company’s headquarters in New York City, as well as offices in Boston, Edinburgh, Hong Kong, San Francisco, Tokyo and Wilmington. BlackRock is majority-owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees.

BlackRock, Inc.

Fourth Quarter 2003 Earnings Release

Forward Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s outlook for full year and first quarter 2004 earnings, fixed income hedge fund investment performance, potential new business opportunities, liquidity asset levels and other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “pursue,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this press release, forward-looking statements are subject, among others, to the following risks and uncertainties that could cause actual results of future events to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management or of BlackRock’s investments; (3) the investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; and (12) the ability to attract and retain highly talented professionals.

BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2002 and BlackRock’s subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

# # #

TABLE 1

BlackRock, Inc.

Financial Highlights

($ in thousands, except share data)

(unaudited)

	Three months ended			Variance vs.
	December 31,		September 30,	December 31, 2002		September 30, 2003
	2003	2002	2003 (a)	Amount	%	Amount	%
Total revenue	$161,211	$137,037	$150,344	$24,174	18%	$10,867	7%
Total expense	$99,457	$82,034	$92,700	$17,423	21%	$6,757	7%
Operating income	$61,754	$55,003	$57,644	$6,751	12%	$4,110	7%
Net income	$41,355	$33,848	$40,053	$7,507	22%	$1,302	3%
Diluted earnings per share	$0.63	$0.52	$0.61	$0.11	21%	$0.02	3%
Average diluted shares outstanding	65,634,589	65,336,460	65,692,272	298,129	0%	(57,682)	0%
Operating margin (b)	40.7%	42.6%	40.5%
Assets under management ($ in millions)	$309,356	$272,841	$293,501	$36,515	13%	$15,855	5%

	Year ended
	December 31,		Variance
	2003	2002	Amount	%
Total revenue	$598,212	$576,977	$21,235	4%
Total expense	$369,936	$361,838	$8,098	2%
Operating income	$228,276	$215,139	$13,137	6%
Net income	$155,402	$133,249	$22,153	17%
Diluted earnings per share	$2.36	$2.04	$0.32	16%
Average diluted shares outstanding	65,860,368	65,307,548	552,819	1%
Operating margin (b)	40.4%	40.2%
Assets under management ($ in millions)	$309,356	$272,841	$36,515	13%

(a)	In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretion ("FIN") 46 (revised December 2003), Consolidation of Variable Interest Entities ("FIN 46R"), which revised the conceptual framework for determining which party holds a controlling interest in a variable interest entity. Under previous guidance, the Company's management had determined that the Company was the primary beneficiary of six collaterized debt obligations ("CDO") and had consolidated the results of operations, financial position and cash flow for these entites during the three months ended September 30, 2003. Under guidance set forth in FIN 46R, the Company's management has determined that the Company is not the primary beneficiary of the CDOs and has elected to reflect its deconsolidation of the CDOs through an adjustment of previously reported financial results. Certain reclassifications were made to BlackRock’s third quarter 2003 results to conform with the current financial statement presentation. The impact of the deconsolidation of the CDOs was immaterial to BlackRock’s results of operations for the three months ended September 30, 2003.
(b)	Operating income divided by total revenue less fund administration and servicing costs. Computations for all periods presented are derived from the Company's consolidated financial statements, as follows:

	Three months ended			Year ended December 31,
	December 31,		September 30,
	2003	2002	2003	2003	2002
Operating income, as reported	$61,754	$55,003	$57,644	$228,276	$215,139

Revenue, as reported	161,211	137,037	150,344	598,212	576,977
Less: fund administration and servicing costs	(9,393)	(7,962)	(7,844)	(32,773)	(41,779)

Revenue used for operating margin measurement	151,818	129,075	142,500	565,439	535,198

Adjusted operating margin	38.3%	40.1%	38.3%	38.2%	37.3%

Operating margin, as reported	40.7%	42.6%	40.5%	40.4%	40.2%

We believe that operating margin, as reported, is an effective indicator of management's ability to effectively employ the Company’s resources. Fund administration and servicing costs have been excluded from operating margin because these costs are a fixed, asset-based expense, which can fluctuate based on the discretion of a third party.

TABLE 2

BlackRock, Inc.

Condensed Consolidated Statements of Income

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2003	2002	% Change	2003	2002	% Change
Revenue
Investment advisory and administration fees
Mutual funds	$56,418	$50,210	12.4%	$206,136	$212,214	(2.9)%
Separate accounts	84,859	71,531	18.6	322,556	306,951	5.1

Total investment advisory and administration fees	141,277	121,741	16.0	528,692	519,165	1.8
Other income	19,934	15,296	30.3	69,520	57,812	20.3

Total revenue	161,211	137,037	17.6	598,212	576,977	3.7

Expense
Employee compensation and benefits	58,744	52,262	12.4	228,905	230,634	(0.7)
Fund administration and servicing costs
Affiliates	6,699	7,379	(9.2)	26,949	40,304	(33.1)
Other	2,694	583	362.1	5,824	1,475	294.8
General and administration	31,089	21,589	44.0	107,333	88,601	21.1
Amortization of intangible assets	231	221	4.5	925	824	12.3

Total expense	99,457	82,034	21.2	369,936	361,838	2.2

Operating income	61,754	55,003	12.3	228,276	215,139	6.1

Non-operating income (expense)
Investment income	5,497	2,049	168.3	23,345	9,492	145.9
Interest expense	(252)	(164)	53.7	(719)	(683)	5.3

	5,245	1,885	178.2	22,626	8,809	156.9

Income before income taxes and minority interest	66,999	56,888	17.8	250,902	223,948	12.0
Income taxes	25,347	23,040	10.0	95,247	90,699	5.0

Income before minority interest	41,652	33,848	23.1	155,655	133,249	16.8
Minority interest	297	—	NM	253	—	NM

Net income	$41,355	$33,848	22.2	$155,402	$133,249	16.6

Weighted-average shares outstanding
Basic	64,072,611	64,848,221	(1.2)%	64,653,348	64,756,290	(0.2)%
Diluted	65,634,589	65,336,460	0.5%	65,860,368	65,307,548	0.8%

Earnings per share
Basic	$0.65	$0.52	25.0%	$2.40	$2.06	16.5%
Diluted	$0.63	$0.52	21.2%	$2.36	$2.04	15.7%

NM = Not meaningful.

TABLE 3

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	December 31, 2003	December 31, 2002

Assets
Cash and cash equivalents	$315,941	$255,234
Accounts receivable	127,316	114,070
Investments	234,923	210,559
Property and equipment, net	87,006	93,923
Intangible assets, net	192,079	182,827
Other assets	9,958	7,575

Total assets	$967,223	$864,188

Liabilities
Accrued compensation	$172,447	$173,047
Accounts payable and accrued liabilities	60,098	37,963
Acquired management contract obligation	5,736	6,578
Other liabilities	14,395	11,946

Total liabilities	252,676	229,534

Minority interest	1,239	—

Stockholders' equity	713,308	634,654

Total liabilities, minority interest and stockholders' equity	$967,223	$864,188

TABLE 4

BlackRock, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(unaudited)

	Year ended December 31,

	2003	2002
Cash flows from operating activities
Net income	$155,402	$133,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,366	20,238
Minority interest	220	—
Stock-based compensation	6,351	4,926
Deferred income taxes	(2,311)	7,053
Tax benefit from stock-based compensation	6,506	7,679
Purchase of investments, trading, net	(17,071)	(17,350)
Net (gain) loss on investments	(7,947)	2,031
Changes in operating assets and liabilities:
Increase in accounts receivable	(13,198)	(19,699)
Decrease in receivable from affiliates	200	2,288
(Increase) decrease in other assets	(540)	946
Increase in accrued compensation	5,493	33,349
Increase (decrease) in accounts payable and accrued liabilities	23,193	(4,137)
Increase in other liabilities	1,931	1,472

Cash provided by operating activities	179,595	172,045

Cash flows from investing activities
Purchase of property and equipment	(13,453)	(42,827)
Purchase of investments	(177,775)	(353,762)
Sale of investments	180,509	301,517
Acquisition of businesses, net of cash acquired	(8,930)	(1,733)

Cash used in investing activities	(19,649)	(96,805)

Cash flows from financing activities
Issuance of class A common stock	623	2,658
Issuance of class B common stock	—	332
Dividends paid	(25,614)	—
Purchase of treasury stock	(83,418)	(12,444)
Reissuance of treasury stock	6,915	2,048
Acquired management contract obligation payment	(842)	(766)

Cash used in financing activities	(102,336)	(8,172)

Effect of exchange rate changes on cash and cash equivalents	3,097	1,715

Net increase in cash and cash equivalents	60,707	68,783
Cash and cash equivalents, beginning of year	255,234	186,451

Cash and cash equivalents, end of year	$315,941	$255,234

TABLE 5

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	December 31,
	2003	2002
All Accounts
Fixed income	$214,356	$175,586
Liquidity	74,345	78,512
Equity	13,721	13,464
Alternative investment products	6,934	5,279

Total	$309,356	$272,841

Separate Accounts
Fixed income	$190,432	$156,574
Liquidity	5,855	5,491
Liquidity-Securities lending	9,925	6,433
Equity	9,443	9,736
Alternative investment products	6,934	5,279

Subtotal	222,589	183,513

Mutual Funds
Fixed income	23,924	19,012
Liquidity	58,565	66,588
Equity	4,278	3,728

Subtotal	86,767	89,328

Total	$309,356	$272,841

Component Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

	Year ended December 31,
	2003	2002
All Accounts
Beginning assets under management	$272,841	$238,584
Net subscriptions	22,468	25,378
Market appreciation	14,047	8,879

Ending assets under management	$309,356	$272,841

% of Change in AUM from net subscriptions	61.5%	74.1%

Separate Accounts
Beginning assets under management	$183,513	$151,986
Net subscriptions	26,540	21,322
Market appreciation	12,536	10,205

Ending assets under management	222,589	183,513

Mutual Funds
Beginning assets under management	89,328	86,598
Net subscriptions (redemptions)	(4,072)	4,056
Market appreciation (depreciation)	1,511	(1,326)

Ending assets under management	86,767	89,328

Total	$309,356	$272,841

TABLE 6

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	2002	2003				Year ended December 31, 2003
	December 31	March 31	June 30	September 30	December 31
Separate Accounts
Fixed Income
Beginning assets under management	$145,839	$156,574	$167,778	$174,480	$178,390	$156,574
Net subscriptions	7,455	8,889	1,682	3,700	9,842	24,113
Market appreciation	3,280	2,315	5,020	210	2,200	9,745

Ending assets under management	156,574	167,778	174,480	178,390	190,432	190,432

Liquidity
Beginning assets under management	5,438	5,491	6,040	5,366	5,707	5,491
Net subscriptions (redemptions)	42	541	(677)	328	135	327
Market appreciation	11	8	3	13	13	37

Ending assets under management	5,491	6,040	5,366	5,707	5,855	5,855

Liquidity-Securities lending
Beginning assets under management	5,693	6,433	6,344	8,374	9,996	6,433
Net subscriptions (redemptions)	740	(89)	2,030	1,622	(71)	3,492

Ending assets under management	6,433	6,344	8,374	9,996	9,925	9,925

Equity
Beginning assets under management	8,322	9,736	8,995	9,105	9,143	9,736
Net subscriptions (redemptions)	867	174	(1,526)	(334)	(1,234)	(2,920)
Market appreciation (depreciation)	547	(915)	1,636	372	1,534	2,627

Ending assets under management	9,736	8,995	9,105	9,143	9,443	9,443

Alternative investment products
Beginning assets under management	5,490	5,279	5,398	6,352	6,676	5,279
Net subscriptions (redemptions)	(217)	6	900	385	237	1,528
Market appreciation (depreciation)	6	113	54	(61)	21	127

Ending assets under management	5,279	5,398	6,352	6,676	6,934	6,934

Total Separate Accounts
Beginning assets under management	170,782	183,513	194,555	203,677	209,912	183,513
Net subscriptions	8,887	9,521	2,409	5,701	8,909	26,540
Market appreciation	3,844	1,521	6,713	534	3,768	12,536

Ending assets under management	$183,513	$194,555	$203,677	$209,912	$222,589	$222,589

Mutual Funds
Fixed Income
Beginning assets under management	$18,471	$19,012	$20,280	$21,480	$22,974	$19,012
Net subscriptions	677	1,104	788	1,426	977	4,295
Market appreciation (depreciation)	(136)	164	412	68	(27)	617

Ending assets under management	19,012	20,280	21,480	22,974	23,924	23,924

Liquidity
Beginning assets under management	52,426	66,588	55,594	57,845	57,334	66,588
Net subscriptions (redemptions)	14,160	(10,995)	2,247	(512)	1,225	(8,035)
Market appreciation	2	1	4	1	6	12

Ending assets under management	66,588	55,594	57,845	57,334	58,565	58,565

Equity
Beginning assets under management	4,184	3,728	3,170	3,307	3,281	3,728
Net subscriptions (redemptions)	(698)	(418)	(346)	(147)	579	(332)
Market appreciation (depreciation)	242	(140)	483	121	418	882

Ending assets under management	3,728	3,170	3,307	3,281	4,278	4,278

Total Mutual Funds
Beginning assets under management	75,081	89,328	79,044	82,632	83,589	89,328
Net subscriptions (redemptions)	14,139	(10,309)	2,689	767	2,781	(4,072)
Market appreciation	108	25	899	190	397	1,511

Ending assets under management	$89,328	$79,044	$82,632	$83,589	$86,767	$86,767

TABLE 7

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	2002	2003				Year ended December 31, 2003
	December 31	March 31	June 30	September 30	December 31
Mutual Funds
BlackRock Funds
Beginning assets under management	$18,484	$18,115	$18,013	$18,410	$18,044	$18,115
Net subscriptions (redemptions)	(604)	18	(213)	(385)	57	(523)
Market appreciation (depreciation)	235	(120)	610	19	253	762

Ending assets under management	18,115	18,013	18,410	18,044	18,354	18,354

BlackRock Global Series
Beginning assets under management	188	211	500	589	794	211
Net subscriptions (redemptions)	9	287	44	193	(3)	521
Market appreciation	14	2	45	12	47	106

Ending assets under management	211	500	589	794	838	838

BPIF
Beginning assets under management	45,328	59,576	48,489	51,163	51,078	59,576
Net subscriptions (redemptions)	14,248	(11,087)	2,674	(85)	1,792	(6,706)

Ending assets under management	59,576	48,489	51,163	51,078	52,870	52,870

Closed End
Beginning assets under management	10,425	10,771	11,294	11,723	12,920	10,771
Net subscriptions	487	380	185	1,038	944	2,547
Market appreciation (depreciation)	(141)	143	244	159	97	643

Ending assets under management	10,771	11,294	11,723	12,920	13,961	13,961

Short Term Investment Funds (STIF)
Beginning assets under management	656	655	748	747	753	655
Net subscriptions (redemptions)	(1)	93	(1)	6	(9)	89

Ending assets under management	655	748	747	753	744	744

Total Mutual Funds
Beginning assets under management	75,081	89,328	79,044	82,632	83,589	89,328
Net subscriptions (redemptions)	14,139	(10,309)	2,689	767	2,781	(4,072)
Market appreciation	108	25	899	190	397	1,511

Ending assets under management	$89,328	$79,044	$82,632	$83,589	$86,767	$86,767